UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Adams Resources & Energy, Inc.
(Name of Registrant as Specified in its Charter)

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ADAMS RESOURCES & ENERGY, INC.
17 South Briar Hollow Lane, Suite 100
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2020
To the Shareholders of Adams Resources & Energy, Inc.:

The Annual Meeting of Shareholders of Adams Resources & Energy, Inc. will be held at 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, on Wednesday, May 6, 2020 at 11:00 a.m., Houston time, to consider the following matters:

1.To elect a board of seven directors to serve for the next year or until their successors are elected and qualified;

2.To consider and act upon an Advisory Resolution on Executive Compensation; and

3.To transact any other business as may properly come before the annual meeting or any adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement.  The close of business on April 1, 2020 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

As part of our precautions regarding the coronavirus or COVID-19, we are also planning for the possibility that the annual meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release and filed with the SEC as proxy material.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary
Houston, Texas
March 18, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING
TO BE HELD ON MAY 6, 2020.

OUR PROXY STATEMENT AND 2019 ANNUAL REPORT
ARE ALSO AVAILABLE AT www.adamsresources.com.

YOU ARE INVITED TO ATTEND THE MEETING. EVEN IF YOU PLAN TO ATTEND, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU CAN VOTE AT THE MEETING OR BY PROXY.

ADAMS RESOURCES & ENERGY, INC.

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 6, 2020

This Proxy Statement and accompanying proxy are being furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors (“Board”) of Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), for use at our 2020 Annual Meeting of Shareholders to be held at 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027, on Wednesday, May 6, 2020 at 11:00 a.m., Houston time, and any and all adjournments thereof, (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. As part of our precautions regarding the coronavirus or COVID-19, we are also planning for the possibility that the annual meeting may be held solely by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be issued by press release and filed with the SEC as proxy material.

This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about April 10, 2020. Unless otherwise indicated, the terms the “Company,” “our,” “we,” “us” and similar terms refer to Adams Resources & Energy, Inc. together with our subsidiaries.

We will pay the cost of solicitation of the proxies.  In addition to solicitation by mail, proxies may be solicited personally by telephone or e-mail by our directors, officers and employees, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals.  We will bear the compensation and expenses of such firms, if any, which are not expected to exceed $1,000. Currently, we have not entered into any arrangements with any firm to aid in the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on April 1, 2020, the record date of those entitled to receive notice of and to vote at the Annual Meeting, we had outstanding 4,235,533 shares of common stock, $0.10 par value per share (“Common Stock”).  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting.  Abstentions will be considered present at the Annual Meeting and counted toward the quorum, but they will not be counted as votes cast. Broker non-votes (which are shares represented by proxies, received from a bank or broker, that are not voted on a matter because the bank or broker did not receive voting instructions from the shareholder) will be treated the same as abstentions. Therefore, abstentions and broker non-votes will not have an effect on any of the proposals at this meeting because they will not be counted as votes cast.  Each share of Common Stock is entitled to one vote on all issues requiring a shareholder vote at the Annual Meeting.  Shareholders may not cumulate their votes for the election of directors.

The election of directors and the advisory resolution on executive compensation are not considered “routine matters.”  Thus, if a shareholder does not vote its shares with respect to any of these matters, such shareholder’s bank or broker may not vote such shares and such shares will be left unvoted on the matter.

All shares represented by properly executed or submitted proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies.  If no direction is indicated, the shares will be voted “FOR” the election as directors of the nominees listed herein, “FOR” the advisory resolution on executive compensation, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting.  The enclosed proxy, even though executed and returned, may nevertheless be revoked at any time before it is voted by the subsequent execution and submission of a revised proxy, by written notice of revocation to our Secretary at the address set forth above or by voting at the Annual Meeting.  However, simply attending the Annual Meeting and not voting will not revoke a previously submitted proxy.

ITEM 1 - APPROVAL OF NOMINEES FOR DIRECTOR

ELECTION OF DIRECTORS

The persons named in the enclosed proxy have been selected by the Board of Directors to serve as proxies (“Proxy Holders”) and will vote the shares represented by valid proxies at the Annual Meeting and any adjournments thereof.  The Proxy Holders have indicated that they intend to vote “FOR” each of the persons named as a nominee below under “Nominees for Director” unless authority to vote in the election of directors is withheld on each proxy or unless otherwise specified on each proxy.  Each duly elected director will hold office until the 2021 Annual Meeting of Shareholders or until his or her successor shall have been elected and qualified.  Although our Board does not contemplate that a nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the Proxy Holders will vote for the election of such other person as may be nominated by the Board.  Proxies cannot be voted in the election of directors for more than seven persons, as that is the number of nominees named herein.

Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting.  Withholding authority will have the effect of a vote cast “AGAINST” Item 1.  Broker non-votes will not be counted in the tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees listed below to our Board of Directors.

For each of our directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them and length of continuous service as a director of the Company.  Any directorship of public companies held by the nominees within the last five years is also presented below.

		Principal Occupation	Director
Nominee	Age	and Other Directorships	Since

Townes G. Pressler	84	Chairman of the Board of the Company	2011

Michelle A. Earley	48	Partner — Locke Lord LLP	2015

Murray E. Brasseux	71	Retired — Former Bank Managing Director	2015
		Director and member of Audit & Conflicts Committee of
		general partner of Enterprise Products Partners, L.P.

Dennis E. Dominic	67	Retired — Former Vice President of Domestic Crude Supply	2019
		and Trading

Richard C. Jenner	58	Co-Managing Partner — Endeavor Natural Gas, LP	2016

W.R. Scofield	67	President and Chief Operating Officer — KSA Industries, Inc.	2016

John O. Niemann, Jr.	63	Managing Director — Andersen Tax LLC	2019

Townes G. Pressler

        Mr. Pressler was appointed our Executive Chairman and Chairman of the Board in September 2017. He retired as Executive Chairman effective December 31, 2019 and remains Chairman of the Board. Mr. Pressler is President and founder of Tepee Petroleum, an independent oil and gas producer based in Houston, that he founded in 1978. He was also the founder and chairman of VSO Inc. (formerly Pressler Petroleum Consultants, Inc.), which provides engineering consulting services and appraisals, which he founded in 1985, and divested his interest in October 2018.  Prior to 1985, Mr. Pressler was President of Philip Hill Energy, President of Republic Oil and Gas Corp., and Chief Petroleum Engineer for Barnhart Co. after his initial years with Exxon.  Mr. Pressler is a 1959 graduate of the University of Texas and holds a Bachelor of Science in Petroleum Engineering, and is a Registered Professional Engineer.

Mr. Pressler has been nominated to serve on the Board in light of his extensive business and management experience in the energy industry and his history with the company.

Michelle A. Earley

        Ms. Earley is a Partner at the law firm of Locke Lord LLP, having joined the law firm in 1998 and having served as a Partner since 2008. Ms. Earley has extensive experience in merger, acquisition, and disposition transactions, securities regulation matters and securities offerings, including representing purchasers and sellers of publicly-traded and privately-held companies, representing issuers and selling shareholders in connection with the public offering and private placement of debt and equity securities, tender offers, exchange offers and advising management and boards of directors on general corporate governance matters.  She holds an undergraduate degree from Texas A&M University and a Juris Doctor from Yale Law School.

Ms. Earley has been nominated to serve on the Board in light of her extensive experience in merger and acquisition transactions, including representing publicly traded companies for many years.

Murray E. Brasseux

        Mr. Brasseux has extensive banking experience including energy lending practices.  He retired from Compass Bank in December 2014 after 20 years of service, having most recently served as Managing Director of Oil & Gas Finance. Mr. Brasseux also served as a consultant to Compass Bank from January 2015 to June 2015 and as a consultant to Loughlin Management Partners (a restructuring and advisory firm) from June 2015 to December 2017. Mr. Brasseux also serves on the board of directors and audit and conflicts committee of the general partner of Enterprise Products Partners, L.P. and on the board of the Rare Book School (an affiliate of the University of Virginia). He holds a Bachelor of Science in Finance and a Master of Science in Finance from Louisiana State University.

Mr. Brasseux has been nominated to serve on the Board in light of his extensive experience in the banking industry, including energy lending practices.

Dennis E. Dominic

Mr. Dominic has more than 40 years of experience in the energy industry in the areas of refining, marketing and trading. He retired from Valero Energy Corporation (“Valero”) in July 2019 where he served as Vice President of Domestic Crude Supply and Trading from January 2002 until his retirement. Prior to his more than 17 years of service at Valero, Mr. Dominic worked at and enjoyed increasing levels of responsibility at Conoco, Inc., Horizon Trading Company and Sigmor Refining Company (“Sigmor”). In 1982, Mr. Dominic joined Diamond Shamrock Refining Company (“Diamond Shamrock”) when it acquired Sigmor. In 1996, Mr. Dominic joined Ultramar Diamond Shamrock (“Ultramar”) upon Ultramar’s merger with Diamond Shamrock. He was with Ultramar from 1996 until Ultramar was purchased by Valero in 2001. Mr. Dominic holds a Bachelor of Applied Arts and Sciences from Southwest Texas State University and a Master of Business Administration from Incarnate Word University.

Mr. Dominic has been nominated to serve on the Board in light of his extensive experience in the energy industry, including in crude oil marketing, and his broad management experience.

Richard C. Jenner

        Mr. Jenner is the co-managing partner of Endeavor Natural Gas, LP (“Endeavor”), a position he has held since he founded the company in November 2001. Endeavor is a private equity backed upstream energy company with operations throughout Texas and Louisiana.  Mr. Jenner has been active in the oil and gas industry for over 30 years, having worked for Santa Fe Minerals, Torch Energy Advisors and Tepee Petroleum Company. His experience throughout his career has touched on all aspects of running an independent oil and gas producer, including operations, engineering, accounting, and mergers and acquisitions. Mr. Jenner holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines and a Master of Business Administration from the University of Chicago.

Mr. Jenner has been nominated to serve on the Board in light of his extensive experience in the energy industry, including in crude oil marketing, and his broad management experience.

W. R. Scofield

        Mr. Scofield is the President and Chief Operating Officer of KSA Industries, Inc. (“KSAI”), our affiliate, having served in this position since April 2015. Mr. Scofield served as Vice President of Corporate Development and Tax Planning at KSAI for more than five years prior to 2015. He has extensive experience with a diverse group of businesses, including oil and gas, agriculture, automotive, insurance and professional sports.  Mr. Scofield is a graduate of the University of Texas and holds a Bachelor of Business Administration and a Master of Professional Accounting, specializing in taxation.

Mr. Scofield has been nominated to serve on the Board in light of his diversified managerial experience in various industries.

John O. Niemann, Jr.

Mr. Niemann is a Managing Director of Andersen Tax LLC (formerly known as WTAS LLC), having served in this position since June 2013. He is also the president and chief operating officer of Arthur Andersen LLP, and has been since 2003. He previously served on the administrative board of Arthur Andersen LLP and on the board of partners of Andersen Worldwide. Mr. Niemann began his career at Arthur Andersen LLP in 1978 and has served in increasing responsibilities in senior management positions since 1992.

Mr. Niemann has served as a director and chairman of the audit committee of Hines Global Income Trust, Inc. since August 2014. Since May 2012, he has also served as a director and is currently the chairman of the audit committee of HMS Income Fund, Inc. He previously served as a director and chairman of the audit committee of Gateway Energy Corporation from June 2010 until December 2013 when the company went private.

Mr. Niemann has served on the board of directors of many Houston area non-profit organizations, including Strake Jesuit College Preparatory School (past chair of the board), The Regis School of the Sacred Heart (past chair of the board), The Houston Symphony, The University of St. Thomas, The Alley Theatre and Taping for the Blind, Inc. He graduated with a Bachelor of Arts in Managerial Studies and a master’s degree in accounting from Rice University, received a juris doctor from the South Texas College of Law and a Masters of Law in taxation from the University of San Francisco School of Law.

Mr. Niemann has been nominated to serve on the Board in light of his extensive business, management and accounting and finance experience.

Director Independence

Our Board of Directors is comprised of a majority of independent directors as defined under NYSE American listing standards. There are no family relationships among any of our directors or executive officers.  The Board has determined that the following Directors are independent: Messrs. Brasseux, Dominic, Jenner and Niemann and Ms. Earley. The Board has determined that none of the designated independent directors have any relationship that, under NYSE American rules, would preclude their service on any of the standing committees of the Board.  In making its determination, the Board considered transactions and relationships between each director or his immediate family and us and our subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below.  The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.  In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship they or their family members may have had with us, our subsidiaries, our independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.  Mr. Pressler is considered an inside director because of his previous employment with the Company. Mr. Scofield is considered an inside director because of his employment with KSAI.

Board Leadership and Governance

Our Board, with the assistance of the Nominating and Corporate Governance Committee, evaluates its size, function, needs and composition on an annual basis, with the intent that the Board as a whole collectively possess a broad range of skills, expertise, industry and other knowledge, and business, diversity and other experience useful to the effective oversight of the Company’s business.

Our Bylaws provide the Board flexibility to determine the appropriate leadership of the Board, and whether the roles of Chairman and Chief Executive Officer should be combined or separate. The Board believes it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chairman and CEO have been split from time to time, while at other times the roles have been combined. During 2019, Mr. Pressler held the role of Executive Chairman and Chairman of the Board. Effective December 31, 2019, Mr. Pressler retired as Executive Chairman and Kevin J. Roycraft was appointed as Chief Executive Officer effective January 1, 2020.

During 2019, the Board held executive sessions of independent directors without the presence of non-independent directors and management. Mr. Brasseux, as longest serving independent member, presided at such executive sessions since the Executive Chairman, a non-independent director, was not present.

Meetings of the Board of Directors and its Committees

During 2019, the full Board of Directors met nine times and all director nominees attended all of the meetings of the Board and the committees on which they served for the period in which they held office.  It is our policy that all persons nominated for election to the Board at the time of the annual meeting be present at such meeting.  All directors at the time of the 2019 annual meeting attended the 2019 annual meeting.  The Board has four standing committees – the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee.

Committees	Summary of	Committee	Meetings in
of the Board	Responsibilities	Members	2019

Audit	Retains independent registered public accounting firm and pre-approves their services. Reviews and approves financial statements, internal controls and related party transactions.	Niemann (1)	Seven
Bell (2)
Brasseux (3)
Jenner

Compensation	Evaluates the performance of the Chief Executive Officer or Executive Chairman and establishes the compensation of the Chief Executive Officer or Executive Chairman and other executive officers.	Jenner (4)	Eight
Brasseux (5)
Niemann
Bell (6)

Nominating and Corporate Governance	Identifies, considers and recommends to the Board nominees for directors. Periodically assesses corporate governance and makes recommendations to the Board.	Brasseux (5)	Five
Bell (6)
Earley (7)

Investment	Evaluates, reviews and monitors investment, acquisition and divestiture transactions.	Jenner (4)	Six
Bell (6)
Brasseux
Niemann
Earley
Scofield
______________________________

(1)	Mr. Niemann is an independent director and was appointed to the Board on May 20, 2019. He was appointed Chairman of the Audit Committee and was designated the Audit Committee financial expert as defined by Item 407(d) (5) of Regulation S-K.
(2)	Mr. Bell was an independent director, served as Chairman of the Audit Committee and was our designated Audit Committee financial expert as defined by Item 407(d) (5) of Regulation S-K until his death on February 27, 2019.
(3)	Mr. Brasseux is an independent director and was appointed interim Chairman of the Audit Committee upon Mr. Bell’s death, a capacity in which he served until the appointment of Mr. Niemann in May 2019.
(4)	Mr. Jenner is an independent director and serves as Chairman of the Compensation Committee and Chairman of the Investment Committee. Mr. Jenner was appointed Chairman of the Compensation Committee on March 11, 2019.
(5)	Mr. Brasseux served as Chairman of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee until March 11, 2019.
(6)	Mr. Bell was a member of the Compensation, Investment and Nominating and Corporate Governance Committees until his death on February 27, 2019.
(7)	Ms. Earley was appointed Chairwoman of the Nominating and Corporate Governance Committee on March 11, 2019.

On February 25, 2020, the Board adjusted the committee appointments as follows:

Committee
Nominating &
Corporate
	Audit	Compensation	Governance	Investment

Mr. Brasseux	✓	✓	✓
Mr. Dominic		✓	✓	✓*
Ms. Earley			✓*	✓
Mr. Jenner	✓*	✓*		✓
Mr. Niemann	✓	✓		✓
Mr. Scofield				✓
_____________

*	Indicates committee chair

The responsibilities of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Investment Committee are described in each of the committees’ respective charters, which were adopted by the respective committees and the Board.  These committee charters are available on our website at www.adamsresources.com, under Investor Relations – Corporate Governance.  Copies may also be obtained by writing to Investor Relations, Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.

Nomination Policy

The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for directors to be considered at the Annual Meeting or to serve as replacements in the event of a vacancy on the Board.  Each of the members of the Nominating and Corporate Governance Committee is independent, as defined in Section 803A of the company guide of the NYSE American LLC.  The Nominating and Corporate Governance Committee will also consider nominees submitted by shareholders to our Secretary if submitted in accordance with the general notification procedures set forth in our Bylaws. You may obtain a copy of the Bylaws by writing to Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 101, Houston Texas 77027, Attention:  Corporate Secretary, David Hurst. Our Bylaws can also be found on our website at www.adamsresources.com, under Investor Relations – Corporate Governance.

In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers several factors including: education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member.  The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge and experience to effectively manage our business for the long-term interests of our shareholders.  The Nominating and Corporate Governance Committee initially identifies candidates for nomination through the Committee’s and management’s general industry contacts.  The Nominating and Corporate Governance Committee does not have a policy, nor has it been our practice, to consider for nomination any specific director candidates recommended by shareholders as no such request has ever occurred.  The Nominating and Corporate Governance Committee will review its policy position if such a request is received.  Shareholders may communicate with the Board as described herein below.

The Nominating and Corporate Governance Committee views diversity expansively and considers, among other things, functional areas of business and financial expertise, educational and professional background, and those competencies that it deems appropriate to develop a cohesive board such as ethics, integrity, values, practical wisdom, mature judgment and the ability of the candidate to represent the interests of all shareholders and not those of a special interest group.  Specifically with respect to the experience and qualifications of each of the persons nominated to serve on the Board, the Nominating and Corporate Governance Committee considered the foregoing information to conclude that each nominee should serve as a director of our Board.

Messrs. Pressler, Brasseux, Jenner and Scofield and Ms. Earley have previously stood for election to the Board of Directors.  In connection with the Annual Meeting, the Nominating and Corporate Governance Committee has recommended the Directors listed in this proxy.

Communications with the Board

Any shareholder or other interested party who wishes to communicate with the Board, a committee of the Board or any individual director may do so by contacting David Hurst, Corporate Secretary, Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.  Communications will be relayed to the intended recipient on the Board in accordance with the request of the shareholder.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of our senior management on areas of material risk to us, including operational, financial, legal, regulatory, and strategic risks.

Mr. Pressler serves as the Chairman of the Board of the Company. The Board has not designated a lead independent director, but believes its leadership structure is appropriate given the active role the independent directors play on the Board’s standing committees. While the Board is aware of the potential conflicts that may arise when an interested director serves as Chairman, it believes these potential conflicts are offset by the Company’s strong corporate governance practices.

The Audit Committee is responsible for oversight of risks relating to our accounting matters, financial reporting and legal and regulatory compliance.  To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, our internal auditor and independent registered public accounting firm.

The Compensation Committee is responsible for overseeing risks relating to employment policies and our policies on structuring compensation programs.  To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks our compensation policies pose to our finances, human resources and shareholders.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 18, 2020.  Our officers serve at the discretion of our Board of Directors.

Name	Age	Position

Kevin J. Roycraft	50	Chief Executive Officer and President;
		Interim President, GulfMark Energy, Inc.

Tracy E. Ohmart	52	Executive Vice President, Chief Financial Officer and Treasurer

Sharon C. Davis	60	Executive Vice President, Chief Operating Officer and
		Chief Accounting Officer

Wade M. Harrison	45	President, Service Transport Company

Kevin J. Roycraft currently serves as Chief Executive Officer and President of the Company and Interim President of GulfMark Energy, Inc., a wholly owned subsidiary of the Company, and has served in these capacities since January 2020 and August 2019, respectively. He was previously President of Service Transport Company, the Company’s other wholly owned subsidiary, from November 2017 to January 2020. Mr. Roycraft was previously Executive Vice President at Dana Transport Inc. from January 2016 through November 2017. From November 2012 through October 2015, Mr. Roycraft was the President and Chief Executive Officer of Aveda Transportation and Energy Services. He holds a Bachelor of Science in Organizational Leadership and Supervision from Purdue University.

Tracy E. Ohmart currently serves as Executive Vice President, Chief Financial Officer and Treasurer and has served in these capacities since June 2018. He was most recently with Horn Solutions, Inc. from 2017 to June 2018, and prior to that as Vice President and Chief Financial Officer of United Bulk Terminals USA, Inc., a privately-held subsidiary of Marquard & Bahls AG, from 2012 to 2016.  Immediately prior to joining United Bulk Terminals USA, Inc., he was Assistant Controller for Southwestern Energy Company from 2010 to 2012.  From 2005 to 2009, Mr. Ohmart was Assistant Controller of EPCO, Inc.  Prior to that, he held various accounting, finance, management and special projects positions with increasing responsibilities with TEPPCO Partners, L.P. from 2001 to 2005, and ARCO Pipe Line Company from 1989 to 2001.  Mr. Ohmart holds a Bachelor of Science in Accounting and Business Administration from the University of Kansas.  He serves as our principal financial and accounting officer.  Mr. Ohmart is a Certified Public Accountant in the State of Texas.

Sharon C. Davis currently serves as Executive Vice President, Chief Operating Officer and Chief Accounting Officer and has served in these capacities since March 2015. She joined the company in 1992 and was previously employed by Arthur Andersen & Co.  Ms. Davis holds a Bachelor of Business Administration in Accounting from the University of Houston.  Ms. Davis is a Certified Public Accountant in the State of Texas.

Wade M. Harrison currently serves as President of Service Transport Company and has served in that capacity since January 2020. Mr. Harrison joined Service Transport Company in August 2018 as Vice President of Sales and has 17 years of experience in transportation and logistics operations, management and leadership. Prior to joining Service Transport Company, Mr. Harrison was with Groendyke Transport, Inc. from January 2010 to August 2018, where he held positions of increasing responsibility, which culminated in his role as Vice President of Gulf Coast Operations. He began his career in transportation and logistics in 2003 with CTL Distribution Logistics, LLC, where he most recently served as Vice President of National Accounts. Mr. Harrison holds a Bachelor of Business Administration degree in Marketing from Sam Houston State University.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of our Executive Chairman, Chief Executive Officer, Chief Financial Officer and each of our other most highly compensated executive officers during the years ended December 31, 2019, 2018 and 2017, whose total annual salary and bonus for fiscal 2019 exceeded $100,000 (the “Named Executive Officers”).

				Stock	All
Name and		Salary	Bonus	Awards (1)	Other (2)	Total
Principal Position	Year	($)	($)	($)	($)	($)

Townes G. Pressler (3)	2019	395,769	200,000	59,500	12,706	667,975
Fomerly Executive Chairman;	2018	300,000	300,000	75,250	575	675,825
Chairman of the Board	2017	83,077	75,000	—	10	158,087

Tracy E. Ohmart (4)	2019	300,000	180,000	51,000	12,885	543,885
Executive Vice President,	2018	150,000	101,000	64,500	350	315,850
Chief Financial Officer and
Treasurer

Sharon C. Davis	2019	275,000	130,500	46,750	20,189	472,439
Executive Vice President,	2018	275,000	150,500	59,125	19,817	504,442
Chief Operating Officer and	2017	275,000	206,250	—	19,437	500,687
Chief Accounting Officer

Geoffrey L. Griffith (5)	2019	196,154	135,000	51,000	24,084	406,238
Formerly President,	2018	300,000	610,000	64,500	29,554	1,004,054
GulfMark Energy, Inc.	2017	300,000	350,000	—	29,174	679,174

Kevin J. Roycraft (6)	2019	293,116	225,000	51,000	19,905	589,021
Formerly President, Service	2018	263,000	200,000	56,545	23,693	543,238
Transport Company; Interim	2017	20,231	—	—	—	20,231
President, GulfMark Energy, Inc.
_____________

(1)	Amounts reflect the grant date fair value (computed in accordance with FASB ASC Topic 718) of restricted stock unit awards and performance share unit awards granted under the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan (“2018 LTIP”) in 2019. For a discussion of the valuations of the restricted stock unit awards and the performance share unit awards, please see the discussion in Note 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We adopted a long-term compensation plan in 2018 and made grants to our Named Executive Officers beginning in 2018.
(2)	All Other compensation includes employer matching contributions to our 401(k) savings plan, a car allowance, reimbursement for club dues, life and disability insurance premiums and dividends paid under the 2018 LTIP. The Named Executive Officers receive no other perquisites or personal benefits. For further information, see the “All Other Compensation” table to follow.
(3)	Mr. Pressler was Executive Chairman from September 2017 to December 2019; therefore, his compensation for 2017 covers September to December 2017 only. Effective December 31, 2019, Mr. Pressler retired as Executive Chairman. He currently serves as Chairman of the Board.
(4)	Mr. Ohmart’s role as Executive Vice President, Chief Financial Officer and Treasurer began in June 2018; therefore, his compensation for 2018 covers June to December 2018 only.
(5)	Mr. Griffith resigned his position on August 9, 2019.
(6)	Mr. Roycraft served as President of Service Transport Company from November 2017 to January 2020. His compensation for 2017 covers November to December 2017 only. Mr. Roycraft currently serves as Interim President of GulfMark Energy, Inc. and has served in that capacity since August 2019, upon Mr. Griffith’s resignation. Upon his appointment to Interim President of GulfMark Energy, Inc., Mr. Roycraft’s annual salary was increased to $350,000. Effective January 1, 2020, Mr. Roycraft was appointed Chief Executive Officer and President of the Company, with an annual salary of $400,000. In January 2020, Mr. Harrison was appointed President of Service Transport Company with an annual salary of $230,000.

The following table presents the components of “All Other Compensation” for each Named Executive Officer for the year ended December 31, 2019.

		Dividends
	Contributions	Paid on	Life and
	Under	Plan	Disability		Total
	401(k)	Based	Insurance		All Other
	Savings Plan	Awards	Premiums	Other	Compensation
Named Executive Officer	($)	($) (1)	($)	($)	($)

Townes G. Pressler	11,200	192	1,314	—	12,706
Tracy E. Ohmart	11,200	165	1,520	—	12,885
Sharon C. Davis	11,200	151	3,638	5,200	20,189
Geoffrey L. Griffith	11,200	165	2,770	9,949	24,084
Kevin J. Roycraft	11,200	145	1,360	7,200	19,905
_____________

(1)	Reflects cash payments made to the Named Executive Officer in connection with dividend equivalent rights issued in connection with awards under the 2018 LTIP.

COMPENSATION, DISCUSSION AND ANALYSIS

Background

We compete for talent in the Houston, Texas marketplace, which is heavily tied to the energy industry and related fields.  There is strong demand for executives in the energy industry (and in Houston in particular).  Within the public company community, Adams Resources & Energy, Inc. is consistently listed as one of the Houston areas’ top 100 companies as ranked by revenues.  As a measure of results, our “Performance Graph” prepared under the applicable rules of the U.S. Securities and Exchange Commission (“SEC”) appears in our 2019 Annual Report on Form 10-K.  The Performance Graph data indicates that our Integrated Oil and Gas peer group and the S&P 500 index had higher returns than us in each of the past five years.

Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, reviews and approves our executive compensation program for all senior executive officers, including our Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of our Company and our shareholders. The Compensation Committee annually reviews and evaluates our executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•reviews the major compensation and benefit practices, policies, and programs with respect to our senior executives;
•reviews appropriate criteria for establishing performance targets for executive compensation;
•determines appropriate levels of executive compensation;
•administers and determines equity awards to be granted under our 2018 LTIP; and
•reviews and recommends to the Board any changes to director compensation.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation and the grant of equity awards. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Objectives

Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of the Company and the individual by using several compensation components for our executive officer group. The Compensation Committee has adopted the following objectives, and executive compensation levels are determined in consideration thereof:

•Establish and maintain a level of compensation that is competitive within our industry and region.
•Provide an incentive mechanism for favorable results.
•Maintain a compensation system that is consistent with the objectives of sound corporate governance.

Design of Reward

Through mid-year 2018, it was our policy to pay all forms of compensation in cash.  In May 2018, we adopted a long-term incentive plan that we believe appropriately aligns our officers and promotes retention of talent.

Our management and the Compensation Committee review the results of the annual “Say on Pay” vote by shareholders for feedback on our executive compensation amounts. Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects Company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our shareholders.

Elements of Compensation

We utilize the following four elements of executive compensation to retain our executive officer group:

•Base salary
•Discretionary bonus
•Awards under our long-term incentive plan
•Benefits

Base Salary

The Compensation Committee considers adjustments to base salary for our executive officer group on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our Chief Executive Officer is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of the other members of our executive officer group are determined by the Compensation Committee with input or recommendations from our Chief Executive Officer and Chairman of the Board. None of the members of our executive officer group have employment agreements.

The Compensation Committee did not adjust the 2018 base salaries of the Named Executive Officers during 2019.

Discretionary Bonus

Discretionary bonuses are used as an incentive for favorable results.  The discretionary bonus may also serve as a supplement to base salary levels, while allowing the Board flexibility when results are not consistent with expectations.  Discretionary bonuses are anticipated to increase or decrease with the prevailing trend for consolidated net earnings, cash flow and execution of our growth strategy.

Grants of Plan Based Awards

During 2018, we adopted the 2018 LTIP. We granted restricted stock unit awards and performance share unit awards to each executive officer in 2019. The following table presents information concerning each grant of an equity-based award in 2019 to our Named Executive Officers.

					Grant
					Date Fair
					Value of
					Equity-
					Based
Award Type/	Grant	Threshold	Target	Maximum	Awards
Named Executive Officer	Date	(#)	(#)	(#)	($) (1)

Restricted stock unit awards: (2)
Townes G. Pressler (3)	6/3/2019	—	875	—	29,750
Tracy E. Ohmart	6/3/2019	—	750	—	25,500
Sharon C. Davis	6/3/2019	—	688	—	23,392
Geoffrey L. Griffith (4)	6/3/2019	—	750	—	25,500
Kevin J. Roycraft	6/3/2019	—	750	—	25,500
Performance share unit awards: (5)
Townes G. Pressler (3)	6/3/2019	438	875	1,750	29,750
Tracy E. Ohmart	6/3/2019	375	750	1,500	25,500
Sharon C. Davis	6/3/2019	344	687	1,374	23,358
Geoffrey L. Griffith (4)	6/3/2019	375	750	1,500	25,500
Kevin J. Roycraft	6/3/2019	375	750	1,500	25,500
_______________

(1)	The grant date fair value presented for the restricted stock unit awards and the performance share unit awards is based on the closing price of our common shares on June 3, 2019 of $34.00 per share. For information on the assumptions used in the valuation of these awards, see Note 14 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
(2)	These awards vest approximately 33 percent annually over a three-year period, with the first vesting date of May 22, 2020, and subsequently each of the next two years thereafter. The awards accrue dividends, if declared by us on our common shares, and will be paid to the recipient upon vesting of the awards.
(3)	Upon Mr. Pressler’s retirement as Executive Chairman on December 31, 2019, these awards vested in accordance with the provisions in the 2018 LTIP.
(4)	Mr. Griffith forfeited all of his unvested awards upon his resignation on August 9, 2019.
(5)	These awards vest on May 22, 2022. The awards accrue dividends, if declared by us on our common shares, and will be paid to the recipient upon vesting of the awards. The performance factor for these awards was lowered to 0 percent based upon a comparison of actual results for 2019 to performance goals, which effectively terminated the outstanding awards.

Restricted Stock Unit Awards

The restricted stock unit awards are granted under the 2018 LTIP. A restricted stock unit award is a grant of a right to receive our common shares in the future at no cost to the recipient apart from fulfilling service and other conditions once a defined vesting period expires, subject to customary forfeiture provisions. Restricted stock unit awards generally vest at a rate of approximately 33 percent per year beginning approximately one year after the grant date and are non-vested until the required service periods are satisfied by the recipient. For 2018 and 2019, restricted stock unit awards were made in the number of shares equal to the approved award dollar value divided by the closing price of our common stock on the NYSE American on the date of grant, rounded up to the nearest whole share. Each 2018 award of restricted stock units to our Named Executive Officers were granted on June 29, 2018 and began vesting on May 8, 2019 upon fulfillment of service and other customary conditions. Each 2019 award of restricted stock units to our Named Executive Officers were granted on June 3, 2019 and will begin vesting on May 22, 2020 upon fulfillment of service and other customary conditions.

If dividends are paid with respect to our common shares during the vesting period, an equivalent amount of dividends will accrue and be held by us without interest until the restricted stock unit awards vest, at which time the amount will be paid to the recipient.

Performance Share Unit Awards

The performance share unit awards are granted under the 2018 LTIP. These awards are contingent upon (i) continued service with the Company for three years after the vesting commencement date, as defined in the award agreement, and (ii) the attainment of performance goals during the performance cycle. The performance goals are pre-established by the Compensation Committee. Following the end of the performance period, the holder of a performance-based compensation award is entitled to receive payment of an amount not exceeding the number of shares of common stock subject to, or the maximum value of, the performance-based compensation award, based on the achievement of the performance goals for the performance period. The performance share unit awards generally vest in full approximately three years after grant date, and are non-vested until the requisite service period is satisfied by the recipient.

If dividends are paid with respect to our common shares during the vesting period, an equivalent amount of dividends will accrue and be held by us without interest until the restricted stock unit awards vest, at which time the amount will be paid to the recipient.

2018 Performance Share Unit Awards (the “2018 awards”)

The performance period for the 2018 awards was the period between January 1, 2018 and December 31, 2018. The 2018 awards were granted to our Named Executive Officers on June 29, 2018 and will vest, to the extent earned, on May 8, 2021.

The 2018 award determination was based upon our performance relative to specified performance goals during the applicable performance period, as follows: Seventy-five percent of the award was earned based upon our attainment of adjusted pre-tax cash flow, as defined in the award agreement, and twenty-five percent of the award was earned based on our attainment of adjusted pre-tax earnings, as defined in the award agreement.

For the 2018 performance year, the following metrics were used to determine award levels:

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Cash Flow Amount	Share Units Earned*

Maximum	$26,800,000	200%
Target	$21,400,000	100%
Threshold	$16,000,000	50%
<Threshold	<$16,000,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Earnings Amount	Share Units Earned*

Maximum	$13,800,000	200%
Target	$11,000,000	100%
Threshold	$8,300,000	50%
<Threshold	<$8,300,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.

The performance period for the 2018 awards was completed on December 31 2018, and the performance factor was set at 47.5 percent.

2019 Performance Share Unit Awards (the “2019 awards”)

The performance period for the 2019 awards was the period between January 1, 2019 and December 31, 2019. The 2019 awards were granted to our Named Executive Officers on June 3, 2019 and would vest, to the extent earned, on May 22, 2022; however, no awards were earned for the 2019 performance year (as discussed further below).

The performance share unit award determination was based upon our performance relative to specified performance goals during the applicable performance period, as follows: Seventy-five percent of the award was to be earned based upon our attainment of adjusted pre-tax cash flow, as defined in the award agreement, and twenty-five percent of the award was to be earned based on our attainment of adjusted pre-tax earnings, as defined in the award agreement.

For the 2019 performance year, the following metrics were used to determine award levels:

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Cash Flow Amount	Share Units Earned*

Maximum	$40,500,000	200%
Target	$32,400,000	100%
Threshold	$24,300,000	50%
<Threshold	<$24,300,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Earnings Amount	Share Units Earned*

Maximum	$21,900,000	200%
Target	$17,500,000	100%
Threshold	$13,200,000	50%
<Threshold	<$13,200,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.
The performance period for the 2019 awards was completed on December 31, 2019, and the performance factor was set at 0 percent, which effectively terminated these awards.

2020 Performance Share Unit Awards (the “2020 awards”)

The performance period for the 2020 awards will be the period between January 1, 2020 and December 31, 2020. The 2020 awards are expected to be granted to our Named Executive Officers in mid-2020 and are expected to vest, to the extent earned, in 2023.

The performance share unit award determination is based upon our performance relative to specified performance goals during the applicable performance period, as follows: Seventy-five percent of the award is to be earned based upon our attainment of adjusted pre-tax cash flow, as defined in the award agreement, and twenty-five percent of the award is to be earned based on our attainment of adjusted pre-tax earnings, as defined in the award agreement.

For the 2020 performance year, the following metrics will be used to determine award levels:

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Cash Flow Amount	Share Units Earned*

Maximum	$30,875,000	200%
Target	$24,700,000	100%
Threshold	$18,525,000	50%
<Threshold	<$18,525,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.

	Adjusted Pre-Tax	% of Target Performance
Performance Level	Earnings Amount	Share Units Earned*

Maximum	$8,500,000	200%
Target	$6,800,000	100%
Threshold	$5,100,000	50%
<Threshold	<$5,100,000	0%
_______________

*	Linear interpolation will be applicable to the percentages between the Performance Levels.
The performance period for the 2020 awards will be completed on December 31, 2020.

Vesting of Plan Based Awards

The following table presents the vesting of restricted stock unit awards to our Named Executive Officers during the year ended December 31, 2019.

	Number of
	Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Named Executive Officer	(#) (1)	($) (2)

Townes G. Pressler	291	10,205
Tracy E. Ohmart	250	8,768
Sharon C. Davis	229	8,031
Geoffrey L. Griffith	250	8,768
Kevin J. Roycraft	219	7,680
_______________

(1)	Represents the gross number of shares acquired upon vesting of restricted stock unit awards before adjustments for associated tax withholdings.
(2)	Amount was determined by multiplying the gross number of vested restricted stock unit awards by the closing price of our common shares on the date of vesting, a price of $35.07 on May 8, 2019.

Plan Based Awards Outstanding at December 31, 2019

The following table summarizes each Named Executive Officer’s long-term incentive awards outstanding at December 31, 2019.

			Market
		Number	Value
		of Shares	of Shares
		That Have	That Have
Award Type/	Vesting	Not Vested	Not Vested
Named Executive Officer	Date	(#) (1)	($) (2)

Restricted stock unit awards: (3)
Tracy E. Ohmart	Various	1,250	47,588
Sharon C. Davis	Various	1,147	43,666
Kevin J. Roycraft	Various	1,189	45,265
Performance share unit awards:
Tracy E. Ohmart	5/8/2021	357	13,591
Sharon C. Davis	5/8/2021	327	12,449
Kevin J. Roycraft	5/8/2021	313	11,916
_______________

(1)	Represents the total number of outstanding awards by award type for each Named Executive Officer.
(2)	The market values were derived by multiplying the total number of each award type outstanding for the Named Executive Officer by the closing price of our common shares on December 31, 2019 (the last trading date of 2019) of $38.07 per share.
(3)	Of the 3,589 restricted stock unit awards presented in the table, the vesting schedule is as follows: 1,427 in 2020, 1,429 in 2021 and 730 in 2022.

Benefits

We also provide employee benefits, primarily consisting of a 401(k) plan (discussed below) and an employer sponsored medical plan.  The benefits provided to the executive officer group are no different than those offered to non-executive employees.  At the current time, we do not offer a defined benefit pension plan nor do we offer deferred compensation.

Perquisites

We provide the following perquisites:

•Life and Disability Insurance Premiums
•Automobile Allowance
•Club Dues Reimbursement

Club dues reimbursements and automobile allowances are paid to the executive officers consistent with the payment of such amounts to non-executive employees.  The requirement to pay such amounts is negotiated with the executive at the time of their initial employment.  Life and disability insurance premiums are paid on behalf of the executives consistent with the payment of such insurance premiums for non-executive employees.  Perquisite amounts are not considered annual salary for bonus purposes.

401(k) Plan

We offer a 401(k) plan to our employees and our executive officers.  As referenced in footnote (1) to the Summary Compensation Table, we make a matching contribution to the plan.  In 2018, we matched 100 percent of employee contributions up to 3 percent of compensation and matched 50 percent of employee contributions from 3 percent to 5 percent of compensation, subject to the Internal Revenue Code (“Code”) annual limits.  This level of matching contributions conforms to the Code’s safe harbor rules for 401(k) plans.

Compensation and Risk

In order to establish and maintain profitability, we become exposed to risk.  The most significant areas of risk involve commodity price risk, customer credit risk, and safety and security concerns.  Compensation policies for all employees are designed to promote the provision of management safeguards against risk and not incentivize excessive risk-taking.  Compensation policies toward this aim include the following:

•generally short-term contractual obligations with actual results fixed and determinable prior to the payment of employee bonuses; and
•a segregated internal reporting structure that puts the employees charged with managing and reporting risk on a separate reporting track from those employees committing us to contractual obligations, thereby providing independent monitoring of risk mitigation practices and procedures.

On a scheduled basis over the course of the year, Mr. Niemann, representing the Audit Committee, conducted interviews with key non-executive operating and accounting personnel to monitor compliance with our designed internal control structure and overall corporate strategies. Management has concluded that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Process

Mr. Pressler, Former Executive Chairman

        Mr. Pressler was appointed Executive Chairman and Chairman of the Board in September 2017, and he served as Executive Chairman until his retirement on December 31, 2019. By mutual agreement between Mr. Pressler and the Compensation Committee, Mr. Pressler’s 2019 annual base salary was set at $300,000, an amount aligned with the compensation of the current executive officers. The Compensation Committee determined the 2019 bonus amount for Mr. Pressler based on the Compensation Committee’s discretion consistent with historic trends.

Mr. Roycraft, Chief Executive Officer and President

Mr. Roycraft was appointed Chief Executive Officer and President effective January 1, 2020. By mutual agreement between Mr. Roycraft and the Compensation Committee, Mr. Roycraft’s 2020 annual base salary was set at $400,000, an amount aligned with the compensation of the current executive officers.

Role of the External Compensation Advisor

In the fall of 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC to assist the Company with the design of the 2018 LTIP.

Pay Ratio Disclosure Rule

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”).  Our PEO for the fiscal year ended December 31, 2019 was Mr. Pressler.  The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.  We believe our compensation philosophy and process yield an equitable result and our ratio is as follows:

Median Employee total annual compensation	$74,358
Mr. Pressler’s total annual compensation	$600,000
Ratio of PEO to Median Employee Compensation	8.1:1.0

For purposes of this calculation, we aggregated Mr. Pressler’s annual salary of $400,000 and 2019 bonus amount of $200,000 to arrive at the total PEO annual compensation for 2019.

In determining the median employee, a listing was prepared of all employees as of December 31, 2019.  Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2019.  The median amount was selected from the annualized list.  For simplicity, the value of our 401(k) plan and medical benefits provided was excluded as all employees including the PEO are offered the exact same benefits, and we utilize the Internal Revenue Code safe harbor provision for 401(k) discrimination testing.  As of December 31, 2019, we employed 664 persons of which 458 are professional truck drivers.

Compensation Practices—Tax Considerations

In establishing total compensation for our executive officer group, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a corporate income tax deduction for annual compensation paid to the chief executive officer and the three other most highly compensated officers of a public corporation in excess of $1 million. Although the Compensation Committee takes the requirements of Section 162(m) into account in designing executive compensation, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of us or any of our subsidiaries, or was formerly an officer of us or any of our subsidiaries or had any relationship requiring disclosure by us during the year ended December 31, 2019.  None of our executive officers have served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity that had an executive officer serving as a member of our Board of Directors or the Compensation Committee.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table sets forth information as of March 18, 2020, with respect to compensation plans under which our common stock may be issued:

Number of
securities
remaining
available for
	Number of		equity
	securities to	Weighted-	compensation
	be issued	average	plans (excluding
	upon exercise	exercise price	securities
	of warrants	of outstanding	reflected in
Plan Category	and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	150,000	—	82,270
Equity compensation plans not approved
by security holders	—	—	—
Total	150,000	—	82,270

COMPENSATION COMMITTEE REPORT

March 18, 2020
To the Board of Directors:

The following report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate by reference into any filing we make under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee of the Board of Directors consists of Messrs. Brasseux, Dominic, Jenner and Niemann.  The duties and responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors and such charter is available on our website at www.adamsresources.com, under Investor Relations – Corporate Governance.  Each of the members of the Compensation Committee is independent, as defined in Section 803A of the NYSE American LLC Company Guide.

We have reviewed and discussed with management the above Compensation Discussion and Analysis (“CD&A”) and based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019.

Richard C. Jenner, Chairman
Murray E. Brasseux
Dennis E. Dominic
John O. Niemann, Jr.

ITEM 2 – APPROVAL OF ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Under the provisions of Section 951 of the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.  Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors.

Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions.  As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to provide aggregate compensation opportunities for our Named Executive Officers that are both competitive in the business marketplace and are based upon company and individual performance.

The advisory vote regarding the compensation of the Named Executive Officers described in this Item 2 shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.  Abstentions and broker non-votes will not be counted as either votes cast for or against Item 2.

If no voting specification is made on a properly returned or voted proxy card, the persons named as Proxy Holders in the enclosed proxy have indicated they will vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement and described in this Item 2.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to item 402 of regulation S-K.

2019 DIRECTOR COMPENSATION

Directors who are our employees do not receive fees or any other compensation for their services as directors. Directors who are not employees received cash compensation as presented in the table below. Director fees are based on a flat amount and are paid on a quarterly basis.  Directors are also reimbursed for direct out-of-pocket expenses in connection with travel associated with meeting attendance. Directors also receive an annual grant under the 2018 LTIP.

	Director Compensation
			Other
	Cash fees	Stock Awards (1)	Compensation (2)	Total

Larry E. Bell (3)	$18,750	$—	$248	$18,998
Murray E. Brasseux	65,000	12,750	248	77,998
Dennis E. Dominic (4)	—	—	—	—
Michelle A. Earley	65,000	12,750	248	77,998
Richard C. Jenner	70,000	12,750	248	82,998
John O. Niemann, Jr.	37,500	12,750	—	50,250
W.R. Scofield	60,000	12,750	248	72,998
_______________

(1)
Represents the grant date fair value of grants of 375 restricted stock unit awards to directors on June 3, 2019. The grant date fair value of restricted stock unit awards is based on the grant date market price of our common shares of $34.00 per share (computed in accordance with FASB ASC Topic 718). For a discussion of the valuation of restricted stock unit awards, please see the discussion in Note 14 in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. As of December 31, 2019, each of our directors held 375 restricted stock unit awards that will vest on May 22, 2020.

(2)	Amounts represent the distribution equivalents paid during 2019 upon vesting of restricted share unit awards.
(3)	Mr. Bell passed away on February 27, 2019. His 2018 restricted stock unit awards vested upon his death. He received no further compensation after his death.
(4)	Mr. Dominic was appointed to the Board in November 2019. He received no cash fees in 2019, and as of December 31, 2019, had not yet been granted restricted stock unit awards.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP served as our independent registered public accounting firm, providing audit and financing services since their appointment in June 2017.

Fees for professional services provided by KPMG LLP in each of the last two years in each of the following categories were as follows:

	2019	2018

Audit Fees (1)	$887,000	$864,000
Audit-related Fees (2)	—	10,000
Tax Fees (3)	—	50,000
All Other Fees	—	—
Total	$887,000	$924,000
_______________

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-related fees represent amounts billed for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes fees for services normally provided in connection with regulatory filings or engagements including comfort letters and other services related to SEC matters. For the year ended December 31, 2018, the category includes fees for the filing of a registration statement on Form S-8.
(3)	Tax fees represent amounts billed for professional services rendered in connection with tax advisory services related to the bankruptcy of our upstream crude oil and natural gas exploration and production subsidiary.

The scope and all fees associated with audit and other services performed by KPMG LLP are pre-approved by the Audit Committee on an annual basis.  The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, has the responsibility to assist our Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting our practices and those of our subsidiaries and the sufficiency of the audits of all of our activities.  The Audit Committee is the Board’s agent in ensuring the integrity of our financial reports and those of our subsidiaries, and the adequacy of disclosures to shareholders.  The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. The Audit Committee is also responsible for reviewing our financial transactions involving any related parties.

Appointment of Auditors

The present intention of the Audit Committee of the Board of Directors is to appoint KPMG LLP, independent registered public accountants, to audit our financial statements for the year ending December 31, 2020.  KPMG LLP was first appointed as our auditors in 2017.  A representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by our independent registered public accountants.  This policy relates to audit services, audit-related services, tax and all other services that may be provided by our independent registered public accountants and is intended to ensure that such services do not impair the auditor’s independence.  The policy requires the pre-approval by the Audit Committee of all services to be provided by our independent registered public accountants.  Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accountants.  The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services that such member or members has approved.  The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

March 18, 2020
To the Board of Directors:

The Audit Committee of the Board of Directors currently consists of Messrs. Niemann, Brasseux and Jenner. Mr. Niemann has served as Chairman of the Audit Committee since his appointment in May 2019. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, a copy of which is available on our website at www.adamsresources.com under Investor Relations – Corporate Governance.  Each member of the Audit Committee is independent, as defined in Section 803A of the NYSE American LLC Company Guide, and the Board has determined that Mr. Niemann is an “audit committee financial expert” as defined by the SEC.

We have reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2019.

The Audit Committee received from and discussed with KPMG LLP the written disclosure and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG LLP’s communications with the audit committee concerning independence and has discussed with KPMG LLP, the auditors’ independence.  These items relate to that firm’s independence from us.  In addition, the Audit Committee has also discussed with KPMG LLP the matters required to be discussed by applicable accounting standards and the PCAOB.  The Audit Committee monitored auditor independence, reviewed audit and non-audit services performed by KPMG LLP and discussed with the auditors their independence.   All of the services provided by our principal accounting firm described in this proxy statement were approved in accordance with this policy, and the Audit Committee has determined that the independent registered public accountants’ independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

John O. Niemann, Jr., Chairman
Murray E. Brasseux
Richard C. Jenner

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Review, Approval, or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy for approval of transactions between the Company and its related parties, defined in the policy as its directors, director nominees, executive officers, greater than 5 percent beneficial owners, each of their respective immediate family members, and any firm, corporation or other entity in which of any of the foregoing persons is employed as an officer, general partner or principal or in a similar position or in which such person has a 10 percent or greater beneficial ownership interest. Pursuant to the policy, all transactions involving the company and a related party shall be subject to pre-approval or ratification by the Audit Committee after consideration of the material facts of the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

TRANSACTIONS WITH RELATED PERSONS

We enter into certain transactions in the normal course of business with affiliated entities, including direct cost reimbursement for shared phone and administrative services.  For the year ended December 31, 2019, affiliated entities charged us approximately $78,000 on a net basis.  We also lease our corporate office space in a building operated by 17 South Briar Hollow Lane, LLC, an affiliate of KSA Industries, Inc., which is our largest stockholder.  The lease rental rate was determined by an independent appraisal.  Rental expense paid to the related party for 2019 totaled $0.5 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of our Common Stock held of record on March 18, 2020, (i) by the Named Executive Officers, directors and nominees for director, (ii) by beneficial owners of more than five percent of the Common Stock, and (iii) by all officers and directors as a group.  Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Adams Resources & Energy, Inc., 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.  Unless otherwise indicated, each person named below has sole voting and investment power over all shares of Common Stock indicated as beneficially owned.

	Shares of
	Common Stock
	Beneficially		Percent
Name and Address of Beneficial Owner	Owned		of Class

Murray E. Brasseux	1,375		*
Dennis E. Dominic	—		*
Michelle A. Earley	375		*
Richard C. Jenner	875		*
John O. Niemann, Jr.	905		*
Townes G. Pressler	3,726		*
W.R. Scofield	375		*
Sharon C. Davis	678		*
Wade M. Harrison	—		*
Tracy E. Ohmart	1,095		*
Kevin J. Roycraft	1,289		*

KSA Industries, Inc.	1,644,275	(1)	39.0%
Barclay Cunningham Adams	1,731,041	(1)	41.0%
Kenneth Stanley Adams, IV	1,730,442	(1)	41.0%
Susan Cunningham Lewis	1,651,330	(1)	41.7%
Susan Adams Smith	1,759,260	(1)	41.7%
Amy Adams Strunk	1,755,159	(1)	41.6%

Dimensional Fund Advisors LP	350,842	(2)	8.3%
6300 Bee Cave Road
Austin, Texas 78746

Renaissance Technologies LLC and	318,600	(3)	7.5%
Renaissance Technologies Holdings Corporation
800 Third Avenue
New York, New York 10022

Officer and Directors	10,693		0.3%
as a group (11 persons)
___________________________
* Less than 1 percent.

(1)	Based in part on information contained in Schedule 13D/A filings with the SEC on November 1, 2017 and Schedule 13D filed with the SEC on April 17, 2014. Mr. Barclay Adams, Mr. Kenneth Stanley Adams, IV, Ms. Susan Cunningham Lewis, Ms. Susan Adams Smith and Ms. Amy Adams Strunk, collectively comprise all of the shareholders of KSA Industries, Inc. and share voting and dispositive power of 1,644,275 shares held directly by KSA Industries, Inc. In addition to their indirect holding through KSA Industries, Inc., Mr. Barclay Adams holds 86,766 shares directly, Mr. Kenneth Stanley Adams, IV holds 86,167 shares directly, Ms. Lewis holds 7,055 shares directly, Ms. Strunk holds 110,884 shares directly, and Ms. Smith holds 114,685 shares directly, for which they each respectively hold sole voting and dispositive power. Ms. Smith also holds 300 shares indirectly through her spouse, Thomas S. Smith.
(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP, whereby Dimensional Fund Advisors, LP reported that it has sole voting power with respect to 336,250 shares and sole dispositive power with respect to 350,942 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over these securities that are owned by the Funds, and may be deemed to be the beneficial owner of such securities held by the Funds. However, all securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(3)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2020 by Renaissance Technologies LLC, whereby Renaissance Technologies LLC reported that it has sole voting power with respect to 309,313 shares, sole dispositive power with respect to 318,324 shares and shared dispositive power with respect to 276 shares.

CODE OF ETHICS

We have adopted a code of ethics (the “Code of Ethics”) that applies to all officers, directors and employees, including our principal executive officer, principal financial and accounting officer, and persons performing similar functions (the “Principal Officers”).  A copy of the Code of Ethics is posted on our website at www.adamsresources.com under Investor Relations – Corporate Governance, and we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics with respect to our Principal Officers by posting such information on this Internet website.

ADDITIONAL INFORMATION

Shareholder Proposals

Under the rules of the SEC, in order to be considered for inclusion in next year’s proxy statement, all shareholder proposals must be submitted in writing by November 30, 2020 to Adams Resources & Energy, Inc., c/o Investor Relations, 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.  The notice should contain the text of any proposal, the name and address of the shareholder as it appears in our books, the number of our common shares that are beneficially owned by the shareholder, and any material interest of the shareholder in such business.  If a shareholder submits a proposal for consideration at the 2021 Annual Meeting after November 30, 2020, our proxy for the 2021 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2021 Annual Meeting.

Other Matters

We know of no matters to be presented for consideration at the Annual Meeting other than those described above.  If other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying proxy, and acting pursuant to authority granted thereunder, will vote in accordance with their best unanimous judgment on such matters.

Number of Proxy Statements and Annual Reports

Only one copy of this Proxy Statement and the Annual Report accompanying this Proxy Statement will be mailed to shareholders who have the same address unless we receive a request that the shareholders with the same address are to receive separate Proxy Statements and Annual Reports. These additional copies will be supplied at no additional cost to the requesting shareholder.  Shareholders who share an address and receive only one copy, or shareholders who share an address and receive two copies, may notify us that they wish to receive separate Annual Reports or Proxy Statements, or wish to receive only one Annual Report and Proxy Statement, as applicable, may notify us of such request by calling (713) 881-3600 or sending a written request to 17 South Briar Hollow Lane, Suite 100, Houston, Texas 77027.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors

/s/ David B. Hurst
David B. Hurst
Secretary

Houston, Texas
March 18, 2020

ADAMS RESOURCES & ENERGY, INC.
C/O BROADRIDGE CORPORATE ISSUER SERVICES INC.
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/05/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) T.G. Pressler 02) M.A. Earley 03) M.E. Brasseux 04) R.C. Jenner 05) W.R. Scofield
06) J.O. Niemann Jr 07) D.E. Dominic

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Proposal for an Advisory Resolution on Executive Compensation.	☐	☐	☐

NOTE: The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS (1) AND(2) AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING THE PROXY WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY BE PRESENTED AT THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000453846_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com

ADAMS RESOURCES & ENERGY, INC.
Annual Meeting of Shareholders
May 6, 2020
PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoint(s) T.G. Pressler and M. E. Brasseux, and each of them lawful attorneys and proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held at 17 South Briar Hollow Lane, Suite 100, Houston, Texas, 77027 on Wednesday, May 6, 2020 at 11:00 a.m. and any adjournments thereof, and to vote thereat the number of shares the undersigned would be entitled to vote if personally present:

Continued and to be signed on reverse side

0000453846_2 R1.0.1.18